Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                    PaineWebber Asset Acceptance Corporation

                             A DELAWARE CORPORATION


                    Organized pursuant to Subchapter I of the
                    -----------------------------------------
                General Corporation Law of the State of Delaware
                ------------------------------------------------

       I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

       FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is: PaineWebber Asset Acceptance
Corporation.

       SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of the Corporation's registered agent at such address is Corporation Service Company.

       THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, including, but not limited to, engaging in a general financial service business.

       FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares, to consist of one class only, with a par value of $1.00 each. Such shares are hereby designated Common Stock.

       FIFTH:  The name and mailing address of the incorporator is:

       Name:                      Mailing Address:
       ----                       ---------------

       Juliet F. Buck             1285 Avenue of the Americas
                                  New York, New York 10019
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       SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

       SEVENTH: Unless and except to the extent that the By-Laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

       EIGHTH: To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

       NINTH: The Corporation reserves the right at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

       IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 19th day of April, 2000.

                                          /s/ Juliet F. Buck
                                      --------------------------
                                          Juliet F. Buck